Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, dated June 3, 2004, on our audits of the consolidated financial statements as of March 31, 2004 and 2003 and for the years then ended, which report is included in the Annual Report on Form 10-K of Intermix Media, Inc. (formerly, eUniverse, Inc. and Subsidiaries).

/s/ Moss Adams LLP

Los Angeles, California

September 13, 2004